Exhibit 99.1

Miller Energy Reports Record Oil Shipped in August

HUNTSVILLE, Tenn.--(BUSINESS WIRE)--September 15, 2011--Miller Energy Resources (NYSE: MILL) reported in a conference call held yesterday that oil shipped in August rose 44% to 46,882 barrels compared with the average monthly shipment in the first fiscal quarter ended July 31, 2011.

In comments made on the call, David Hall, CEO of Miller’s Alaskan subsidiary, Cook Inlet Energy, said, “Our oil shipments in August set a new company record. Our gross oil revenues before royalties and overriding royalty interest payments rose 20% over our average monthly shipments in the first quarter. The increased oil shipments were also reflected in improved lift cost per barrel that declined 29% to $23.46 compared with our average monthly costs in the first quarter. We expect continued declines in our lift costs as we leverage the fixed costs associated with our Osprey platform.”

Mr. Hall also reported that Miller Energy will deploy Rig 34, a drilling rig shipped from the Company’s Tennessee operations to Alaska. The rig is currently undergoing substantial modifications to make it suitable for Alaskan operations. The new rig is expected to be deployed in Alaska within the next 30 days and will be used for onshore drilling. Rig 34 will be initially deployed to the KF#1 gas well at Miller’s Kustatan Production Facility.

Miller reported earlier this week that Rig 35 commenced shipping from Houston to Alaska. Delivery of Rig 35 to Alaska is expected in approximately 30 days and installation on the Osprey platform will take an additional 60 days. Rig 35 will be deployed in sidetrack drilling on the Osprey platform and will be used initially on RU-2. Based on the delivery, installation and initial drilling program for RU-2, the Company expects that Rig 35 will not have any impact on its oil production until its fourth fiscal quarter beginning February 2012.

Scott Boruff, Miller’s CEO stated, “We are excited about the potential of deploying Rig 35 on the Osprey platform. The new rig will be initially used on four sidetrack drilling opportunities, RU-2, RU-3, RU-4 and RU-5. These four wells previously produced about 2,000 barrels of oil per day and we are optimistic that we’ll achieve similar flow rates once these wells are reworked. We will also be using Rig 34 to rework onshore gas wells in addition to the potential of using the rig on new gas well opportunities on the west side of the Cook Inlet.”

A replay of the conference call can be accessed on the Investor section of the company’s website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through September 22, 2011. To access the replay, dial 888-203-1112 and enter code 8220944 followed by the # sign at the prompt. Playback will automatically begin.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011. Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

CONTACT:
Miller Energy Resources
Robert L. Gaylor, 865-223-6575
SVP Investor Relations
Fax: 865-691-8209
bobby@millerenergyresources.com
http://www.millerenergyresources.com